October 12, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:      Indigo-Energy, Inc.

We have read the statements that we understand Indigo-Energy, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change in auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

L J Soldinger Associates LLC

Deer Park, Illinois